Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Real Value Estates, Inc., of our report dated June 17, 2008 on our audit of the financial statements of Real Value Estates, Inc. as of May 31, 2008, and the related statements of operations, stockholders' equity and cash flows from inception on December 20, 2007 through May 31, 2008, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
October 1, 2008




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501